EXHIBIT 5.1

DENNIS BROVARONE

ATTORNEY AND COUNSELOR AT LAW

18 Mountain Laurel Drive

Littleton, Colorado 80127

phone: 303 466 4092 / fax: 303 466 4826

May 6, 2005

Marc Hague

Director

Georgia International Mining Corporation

Re: Registration Statement on Form SB-2

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Gentlemen:

You have requested my opinion as to the legality of the issuance by

Georgia International Mining Corporation, (the "Corporation") of up to 10,000,000 units each consisting of one share of common stock and one common stock purchase warrant to acquire an additional share of common stock being offered by the Corporation (the "securities"). The securities are the subject of the Registration Statement on Form SB-2 (the "Registration Statement") to be filed on or about May 9, 2005.

Pursuant to your request I have reviewed and examined:

(1) The Articles of Incorporation of the Corporation, (the "Articles");

(2) The Bylaws of the Corporation;

(3) Certain resolutions of the Director of the Corporation;

(4) The Registration Statement; and

(5) Such other matters as I have deemed relevant to my opinion.

Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that the securities, have been duly authorized, when sold, will be legally issued, fully paid and non-assessable.

My opinion is subject to the qualification that no opinion is expressed herein as to the application of state securities or Blue Sky laws.

Not withstanding the above, I consent to the use of this opinion in the

Registration Statement and to the reference to me in the Legal Matters section of the Prospectus contained in the Registration Statement. In giving my consent,

I do not admit that I come without the category of persons whose consent is required under Section 7 of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ DENNIS BROVARONE

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Dennis Brovarone